Exhibit 10.23

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

AGREEMENT

This Agreement (the “Agreement”) is entered into by and between Dr. Marshall L. Summar (“Dr. Summar”), an individual residing at ***, and Medicis Pharmaceutical Corporation (“Medicis”) a Delaware corporation having its principal place of business in Scottsdale, Arizona.

WHEREAS, Dr. Summar has performed and continues to perform research in the field of Chronic Hepatic Encephalopathy (“CHE”) on behalf and for the sole benefit of Medicis;

WHEREAS, Dr. Summar’s work on behalf of Medicis has resulted in the development of a new treatment for CHE comprising phenyl butyrate compounds, their salts, derivatives, metabolites, or combinations thereof (the “CHE Treatment”); and

WHEREAS, Medicis desires Dr. Summar to continue his research in the field of CHE and further desires to make a grant to Dr. Summar’s research gift account in support and recognition of said research on behalf of Medicis.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.         Research Grant. In recognition and consideration of Dr. Summar’s contributions to the CHE Research on behalf of Medicis, Medicis agrees to make a grant to Dr. Summar’s research gift account at Vanderbilt University, or such other similar account as Dr. Summar may designate (the “Research Grant”). The Research Grant shall be in the form of a *** payment of *** percent (***%) of Net Sales of any products sold for the purpose of being used in the CHE Treatment. “Net Sales,” as used in this Agreement, shall mean gross invoice price, less any credits, discounts, disallowances, and, if separately stated, any charges for packaging, shipping and insurance, and any sales use and excise taxes included in the gross invoice price. Unless otherwise instructed in writing by Dr. Summar, payments shall be by check made payable to Vanderbilt University and indicating that the check is for the account “***.” Such payments shall be delivered via United States First Class mail to Vanderbilt University, VU Stations B #357727, Nashville, TN 37235-7727, or via Fed Ex (or other overnight delivery service) to Gift Records, 301 University Plaza, 112 Twenty-First Avenue South, Nashville, TN 37203, or such other address as Dr. Summar may designate. Such payments shall be made for Net Sales of products sold for the purpose of being used in the CHE Treatment during the *** following the execution of this agreement.

2.         Ownership of Intellectual Property. Dr. Summar represents to Medicis that his activities related to the CHE Treatment have been and are on behalf and for the sole benefit of Medicis and are not performed in the course of his employment with Vanderbilt University or any other third party. Dr. Summar acknowledges that Medicis owns any and all patents, patent applications, know-how, inventions, innovations, improvements, reports, papers, technical data and information related to or resulting from the CHE Treatment. Dr. Summar further represents to Medicis that he has the right and authority to make the assignment in Paragraph 4 of this Agreement.

3.         Obligations of Dr. Summar. Upon request by Medicis, Dr. Summar agrees to promptly provide Medicis or its agent with any plans, specifications, designs, processes, reports, papers, technical data, formulas and any other information or materials related to the CHE Treatment. Dr. Summar further agrees to promptly cooperate, give aid, answer questions and provide any other technical assistance as requested by Medicis or its agent related to the development and/or manufacturer of any product based on the CHE Treatment.

4.         Assignment of Intellectual Property Rights to Medicis. Dr. Summar hereby assigns all right, title and interest in and to any and all patents, patent applications, know-how, inventions, innovations, improvements, reports, papers, and technical data and information related to or resulting from or relating to the CHE Treatment to Medicis. Dr. Summar agrees to execute such further documents and to perform such further acts, at Medicis’ expense, as may be reasonably useful to perfect and protect Medicis’ rights in any intellectual property resulting from or relating to the CHE Treatment, including without limitation, any product or invention comprising phenyl butyrate compounds, their salts, derivatives, metabolites, combinations thereof, or their use.

5.         Protection of Intellectual Property. Medicis shall have the right, in its sole discretion to file for worldwide patent, copyright, or trademark protection for any invention, innovation or improvement resulting from the CHE Treatment. Medicis shall have full control over the prosecution and maintenance of any such patent, copyright, or trademark applications filed. Dr. Summar shall cooperate with Medicis in any such patent, copyright, or trademark applications filed by Medicis anywhere in the world as a result of or relating to CHE Treatment.

6.         Indemnity. Medicis shall defend, indemnify and hold harmless Dr. Summar against any and all liabilities, claims, causes of action, and costs and expenses (including reasonable attorneys’ fees) which arise out of, or are related to, any personal injury, death or property damage related to the manufacturer, distribution, sale or use of any product sold or otherwise distributed by Medicis resulting from the CHE Treatment.

7.         Amendment. This Agreement may only be amended, supplemented, waived or modified by a writing signed by an authorized representative to each of the parties involved.

8.         Entire Agreement. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes all other negotiations, understandings and representations made by and among such parties.

9.         Severability. If for any reason any provision, or a portion thereof, of this Agreement found to be void, illegal, or unenforceable, that provision shall have no effect and the remainder of the Agreement shall remain in force but shall be construed or reformed so as to as nearly as possible give effect to the intent of the parties in entering in to this Agreement.

10.       Counterparts. The parties hereto agree that this Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument, and each of the parties shall deliver their counterparts to the other party.

11.       Controlling Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona, without regard to that State’s conflict of law rules or principles.

Done, this 1st day of April, 2002

Medicis Pharmaceutical Corporation		Dr. Marshall L. Summar

By:	/s/ Joseph E. Cooper	/s/ Marshall L. Summar
Joseph E. Cooper
Executive Vice President for Business Development

*** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.